Exhibit 10.13

Execution Version

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is entered into by and between Laird Superfood, Inc., an Oregon corporation with its chief executive offices at 207 N. Fir St., Unit B, Sisters, OR 97759 (“Borrower”), and East Asset Management, LLC, a Delaware limited liability company, with an office at 7777 NW Beacon Square Boulevard, Boca Raton, FL 33487 (“Lender”) effective as of August 10, 2017 (“Effective Date”).

RECITALS

Borrower has requested Lender to make the loans as provided herein and Lender is willing to make such loans to Borrower subject to the terms and conditions hereof.

NOW, THEREFORE, Borrower and Lender, in consideration of their mutual covenants contained in this Agreement and intending to be legally bound hereby, agree as follows:

SECTION 1.    TERM

Lender’s commitment to make Loans (as defined below) pursuant to the terms of this Agreement (the “Commitment”) shall commence as of the Effective Date and shall continue thereafter until August 10, 2022 (the “Maturity Date”), at which time the Commitment shall terminate and all Indebtedness (as defined below) of Borrower to Lender shall be due and payable.

SECTION 2.    DEFINITIONS.

2.1    Capitalized Terms. Unless defined elsewhere in this Agreement, capitalized terms used in this Agreement will have the meanings ascribed to them in the attached Appendix A.

2.2    UCC Terms. Unless the context clearly indicates otherwise, terms used in this Agreement that are not capitalized but that are defined in the UCC will have the meanings ascribed to them in the UCC.

SECTION 3.    LINE OF CREDIT LOANS

3.1    Primary Line of Credit Loan.

(a)    Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and the other Loan Documents, Lender agrees to make loans (the “Primary Loans”) to Borrower at any time or from time to time on or after the Effective Date up to and including the day immediately preceding the Maturity Date in an aggregate principal amount not exceeding, at any one time outstanding, the lesser of (i) the Borrowing Base (as described in Section 3.1(c) of this Agreement) and (ii) Three Million Dollars ($3,000,000) (collectively, the “Primary Loans Limit”). If Lender and Borrower mutually agree in writing, the Primary Loan Limit may be increased up to a maximum of Ten Million Dollars ($10,000,000). The obligations of Borrower to repay the unpaid principal amount of the Primary Loans and to pay interest on the unpaid principal amount thereof will be evidenced in part by a revolving credit note (the “Primary Note”) of Borrower in substantially the form attached as Exhibit A to this Agreement. Borrower shall use the proceeds of the Primary Loans for acquisition of inventory and other working capital purposes, and for no other purposes.

(b)    Borrower shall provide Lender written notice of each request for a Primary Loan, which written notice shall include the amount of the requested Primary Loan and a copy of the most recent Monthly Availability Report, as that term is defined in Section 3.1(c) below. If the amount of the requested Primary Loan is $1,000,000 or less and all other conditions precedent to funding the requested Primary

Loan are satisfied, then Lender shall disburse the funds to Borrower within five (5) business days of Lender’s receipt of the written notice of the request. If the amount of the requested Primary Loan is greater than $1,000,000 and all other conditions precedent to funding the requested Primary Loan are satisfied, then Lender shall disburse the funds to Borrower within ten (10) business days of Lender’s receipt of the written notice of the request. Lender shall not be required to fund any Primary Loan to Borrower if: (i) Lender has already made a Primary Loan in the calendar month in which Lender would be required to fund the requested Primary Loan pursuant to this Section 3.1(b); or (ii) the amount of the requested Primary Loan is less than $100,000, unless the amount of Primary Loans available for disbursement to Borrower based on the Primary Loan Limit at the time of the request is less than $100,000, in which case Lender shall be required to fund the requested Primary Loan so long as the amount thereof, together with all then outstanding Primary Loans, is not less than the then applicable Primary Loan Limit.

(c)    “Borrowing Base” shall be equal to the sum of: (i) ninety percent (90%) of the value of Borrower’s Qualified Accounts utilizing the average of a trailing three (3) months of actual book value, plus (ii) ninety percent (90%) of the value of Borrower’s Inventory, utilizing the average of a trailing three (3) months of actual book value, plus (iii) ninety percent (90%) of the value of Borrower’s Prepaid Inventory, utilizing the average of a trailing three (3) months of actual book value. If more than ninety (90) days have passed since Borrower acquired an item of Prepaid Inventory and that item of Prepaid Inventory has not arrived at or been delivered to Borrower’s Premises, then the value of that item of Prepaid Inventory may not be used in calculating the Borrowing Base unless and until it reaches Borrower’s Premises, at which time the item of Prepaid Inventory shall cease to be Prepaid Inventory and shall constitute Inventory. At the time of each request for a Primary Loan and in any event on or before the 20th day of each calendar month, Borrower shall provide Lender with a report as of the first day of such month (the “Monthly Availability Report”) setting forth a calculation of the Borrowing Base and including the information required by Section 7.1(i). Borrower’s calculation of the Borrowing Base as stated in a Monthly Availability Report shall be conclusive unless Lender provides Borrower with written notice objecting to Borrower’s calculation within five (5) business day of Lender’s receipt of the Monthly Availability Report.

(d)    If the Borrowing Base calculated in any Monthly Availability Report is less than the sum of all Primary Loans outstanding, Borrower shall, within 45 days of delivery of the Monthly Availability Report, repay to Lender, in funds immediately available, the amount of such excess together with all accrued interest on the amount of such repayment.

(e)    With respect to all accounts from time to time scheduled, listed or referred to in any Monthly Availability Report or in any other certificate, statement or report delivered to Lender as Qualified Accounts, Borrower warrants and represents to Lender that:

(i)    the accounts meet all specifications applicable to Qualified Accounts;

(ii)    the accounts are genuine, are in all respects what they purport to be, and are not evidenced by a note, instrument or judgment; and

(iii)    there are no facts, events or occurrences which in any way impair the validity or enforcement of any account or tend to reduce the amount payable under any account as shown on statements delivered to Lender with respect to any accounts.

3.2    Secondary Line of Credit Loan.

(a)    Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and the other Loan Documents, Lender agrees to make loans (the “Secondary Loans”) to Borrower at any time or from time to time on or after the Effective Date up to and including the day immediately preceding the Maturity Date in an aggregate principal amount not exceeding, at any one time outstanding, Two Hundred Thousand Dollars ($200,000) (the “Secondary Loans Limit”). Borrower may borrow, repay and reborrow the Secondary Loans on a revolving basis, which means that there shall be available for disbursement to Borrower at all times during the term of this Agreement Secondary Loans in an amount equal to $200,000 minus the principal amount of Borrower’s then outstanding Secondary Loans. The obligations of Borrower to repay the Secondary Loans and to pay interest on the unpaid principal amount thereof will be evidenced in part by a revolving credit note (the “Secondary Note”) of Borrower in substantially the form attached as Exhibit B to this Agreement. Borrower shall use the proceeds of the Secondary Loans for working capital purposes, and for no other purposes.

(b)    Borrower shall provide Lender with written notice of each request for a Secondary Loan, which written notice shall include the amount of the requested Secondary Loan. If all conditions precedent to funding the requested Secondary Loan are satisfied, Lender shall disburse the Secondary Loan to Borrower within five (5) business days of Lender’s receipt of the written notice of the request. Lender shall not be required to make a Secondary Loan to Borrower if: (i) Lender has made a Secondary Loan in the calendar month in which Lender would be required to fund the requested Secondary Loan pursuant to this Section 3.2(b); or (ii) the amount of the requested Secondary Loan is less than $100,000, unless the amount of Secondary Loans available for disbursement to Borrower at the time of the request is less than $100,000, in which case Lender shall be required to make the requested Secondary Loan to Borrower so long as the amount thereof, together with all then outstanding Secondary Loans, is not less than the Secondary Loan Limit.

3.3    Repayment of Loans. The entire outstanding principal amount of, and all accrued and unpaid interest on, the Primary Loans and the Secondary Loans (each a “Loan” and together the “Loans”) shall be due and payable on the Maturity Date. Borrower may prepay all or any portion of the Indebtedness owed under either the Primary Loans or the Secondary Loans at any time, on the following conditions: (1) no more than one prepayment with respect to each of such Loans (in other words, a total of two prepayments each month) may occur within a calendar month; (2) the amount of each prepayment must be greater than or equal to $100,000, unless the outstanding principal amount of the Loan with respect to which the prepayment is being made is less than $100,000, in which case the amount of the prepayment must be equal to the outstanding principal amount of the Loan; and (3) the prepayment must be accompanied by all accrued and unpaid interest on the principal amount of the Loan being prepaid.

3.4    Interest Rate.

(a)    The outstanding principal balances of the Loans shall accrue interest at a fixed rate of fifteen percent (15%) per annum until paid in full; provided that, if Borrower fails to perform any Obligation within fifteen (15) days after Lender notifies Borrower of the failure to perform the Obligation when due with reasonable particularity, then the outstanding principal balances of the Loans shall accrue interest at a fixed rate of twenty percent (20%) per annum (the “Default Rate”) until the earlier of the payment in full of the Loans or the date on which the failure to perform the Obligation is cured to the reasonable satisfaction of Lender.

(b)    Interest on the Loans shall be computed on the basis of a 365-day year. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded if payment is received on or before Noon, Boca Raton time.

3.5    Payment of Interest. Interest accrued on the principal amount of the Loans shall be due and payable on the tenth (10th) day of each calendar month following the month during which such interest accrued; all accrued interest that is unpaid as of the Maturity Date shall become immediately due and payable on the Maturity Date without notice, presentment or demand of any kind.

3.6    Payments. All payments to be made in respect of principal, interest, fees or other amounts due from Borrower under this Agreement or under the Notes are payable at noon, prevailing time in Boca Raton, Florida, on the day when due, without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for the payments will accrue immediately. All such payments must be made to Lender in U.S. dollars and in funds immediately available at such office, without setoff, counterclaim or other deduction of any nature. All such payments shall be applied first to costs and expenses due to Lender, then to accrued interest and then to principal.

3.7    Indemnity. Borrower will indemnify Lender against any loss or expense which Lender sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of Borrower to pay when due (by demand or otherwise) any principal, interest or any other amount due under this Agreement or the other Loan Documents, but excluding any loss or expense that Lender sustains or incurs to the extent arising or resulting from Lender’s gross negligence, willful misconduct, legal violation, or breach of this Agreement. If Lender sustains or incurs any such loss or expense, it will, from time to time, notify Borrower in writing of the amount determined in good faith by Lender (which determination will be presumptively deemed correct absent manifest error), to be necessary to indemnify Lender for the loss or expense. Any amount payable to Lender under this Section will bear interest at the Default Rate until paid. In no event will Borrower have any liability for any lost profits or any indirect, special, incidental, consequential or punitive damages.

SECTION 4.    CONDITIONS PRECEDENT TO THE MAKING OF EACH LOAN.

Lender’s obligation to make a disbursement of a Primary Loan or a Secondary Loan (a “Loan Advance”) under this Agreement shall be subject to the performance by Borrower of its Obligations to be performed hereunder and to the fulfillment of all of the conditions set forth in this Agreement and in the other Loan Documents, including without limitation, the following:

4.1 Loan Documents. Borrower shall have executed (as applicable) and delivered to Lender in form satisfactory to Lender this Agreement and the other Loan Documents, including the following documents: (a) the Note for the applicable Loan, (b) the Security Agreement, (c) a UCC-1 Financing Statement perfecting Lender’s Security Interests, (d) evidence of insurance as required in Section 7.1(b) below, and (e) any other instruments, documents, legal opinions and certificates required under this Agreement or the other Loan Documents or reasonably requested by Lender or its counsel, including without limitation any guaranties described below; and all filings contemplated by any of the foregoing shall have been made.

4.2 Representations and Warranties. The representations and warranties of Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct on the Effective Date and on the date of such Loan with the same effect as if made on and as of such date.

4.3    Primary Loan Limit. With respect to a Primary Loan, the outstanding principal amount of the Primary Loans (including any requested Primary Loan) must not exceed the Primary Loan Limit as provided in Section 3.1(c).

4.4    No Event of Default. There shall not exist at the time of any funding of a Loan an Event of Default or Potential Default.

4.5    Certificate. There shall be delivered to Lender a certificate dated as of the Effective Date and signed by the secretary or an assistant secretary of Borrower certifying as to:

(a)    all corporate action taken by Borrower relative to this Agreement and any other Loan Document;

(b)    the names of the officer or officers of Borrower authorized to sign this Agreement and any other Loan Document and the true signatures of such officer or officers on which Lender may conclusively rely; and

(c)    copies of the articles of incorporation (recently certified by the Oregon Secretary of State) and bylaws of Borrower as in effect on the Effective Date.

4.6    Certificate of Existence. Borrower shall have delivered to Lender a Certificate of Existence issued by the Oregon Secretary of State no later than ten (10) days after the Effective Date.

4.7    Financial Statements. Borrower shall have delivered to Lender financial statements dated as of June 30, 2017, for the year-to-date operations evidencing operating conditions satisfactory to Lender in its sole discretion.

4.8    Insurance. Lender shall receive evidence that it has been named as lender loss payee/mortgagee on Borrower’s property insurance and an additional insured with respect to all liability coverage.

4.9    Material Adverse Change. Lender shall receive evidence reasonably satisfactory to Lender that no Material Adverse Change has occurred with respect to Borrower since December 31, 2016.

4.10    Fees. Borrower shall have reimbursed Lender for all fees, costs and out-of-pocket expenses incurred in connection with the negotiation, drafting, execution, and delivery of this Agreement and the other Loan Documents, including without limitation reimbursement of attorneys’ fees and expenses in an amount not to exceed $15,000.

4.11    Legal Details. All legal details and proceedings in connection with the transactions contemplated by this Agreement and all Loan Documents delivered to Lender pursuant to this Section 4 shall be in form and substance reasonably satisfactory to Lender and to counsel for Lender, and Lender shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to Lender and said counsel, as Lender or said counsel may reasonably request.

SECTION 5.    BORROWER’S REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Lender that, as of the Effective Date, as of the date of the making of each Loan, as of the date of any renewal, extension or modification of any of the Loans, and at all times any Indebtedness exists: 5.1 Organization. Borrower is a corporation that is duly organized, validly existing and in good standing under the laws of the State of Oregon. Borrower is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary. Borrower has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents executed by Borrower. Borrower has the full power, authority, licenses and permits to own and operate its properties and to transact the businesses in which it is presently engaged or presently proposes to engage.

5.2    Authorization. The execution, delivery, and performance of this Agreement and all other Loan Documents by Borrower, to the extent to be executed, delivered or performed by Borrower, have been duly authorized by all necessary corporate action by Borrower, do not require the consent or approval of any other person or Official Body, and do not conflict with, result in a violation of, or constitute a default under any provision of Borrower’s articles of incorporation or bylaws, any agreement or other instrument to which Borrower is a party or by which Borrower or any of its properties is bound or subject, or violate any Law applicable to Borrower.

5.3    Books and Records. The books of account and records of Borrower are complete and accurate in all material respects and represent actual, bona fide transactions.

5.4    Legal Effect. This Agreement constitutes, and upon execution by Borrower each other Loan Document to which Borrower is a party and any instrument or agreement required hereunder to be given by Borrower when delivered will constitute, the legal, valid and binding obligation of Borrower enforceable against Borrower, as well as on Borrower’s successors, representatives and assigns, in accordance with their respective terms, except as the foregoing may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, civil forfeiture, moratorium or similar laws, or by equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

5.5    Ownership and Control. The outstanding shares of Borrower’s capital stock have been duly authorized and validly issued, and are fully paid and nonassessable. Borrower is owned by the people or entities identified on Schedule 5.5 to this Agreement. There are no options, warrants, acquisition or purchase rights, sale agreements, pledges, proxies, voting trusts, powers of attorney or other agreements or instruments binding upon Borrower or any of its shareholders with respect to ownership of or voting rights with respect to shares of the capital stock of Borrower, except as set forth on Schedule 5.5 hereto. Borrower may periodically update the information on Schedule 5.5 over the term of this Agreement.

5.6    Subsidiaries. Except as set forth on Schedule 5.6, Borrower does not own any shares of stock or other equity interest, directly or indirectly, in any Subsidiary.

5.7    Financial Statements. All financial statements of Borrower (including the notes thereto) delivered to Lender present fairly in all material respects the financial condition of Borrower as of the end of the specified fiscal periods and, as applicable, the results of operations and the changes in financial position for the fiscal periods then ended, all in conformity with GAAP applied on a basis consistent with that of the preceding fiscal periods.

5.8    Compliance with Laws. Borrower is not (a) in violation of any Law, the violation of which could result in a Material Adverse Change, or (b) subject to any material contingent liability on account of any Law.

5.9    Pension Plans. (a) Each Plan has been and will be maintained and funded in accordance with its terms and with all provisions of ERISA and other applicable Laws; (b) no termination or other event exists or has occurred with respect to the Plan which has resulted, or may result, in any liability to the Pension Benefit Guaranty Corporation (the “PBGC”) or any other Official Body; and (c) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan.

5.10    Patents, Licenses, Franchises. Borrower owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by Borrower, without known conflict with the rights of others.

5.11    Environmental Matters. (a) Borrower is not in violation of any Law concerning or relating to the environment or the existence, generation, storage, transportation or disposal of any material or substance regulated by any such Law (collectively referred to in this Section as the “Environmental Laws”) the violation of which could result in a Material Adverse Change; (b) neither Borrower nor any of its directors, officers, employees, agents or independent contractors, nor, to Borrower’s Knowledge, any predecessor person or entity, at such location has arranged, by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for the transport for disposal or treatment of, any substance or material regulated by an Environmental Law at or to any location identified under an Environmental Law concerning cleanup of waste disposal sites; (c) Borrower is not an “owner” or “operator” of a “facility”, as defined under any Environmental Law; and (d) Borrower has not “owned” or “operated” any “facility” at the time when any hazardous substances were disposed of within the meaning of any Environmental Law.

5.12    No Event of Default; No Material Adverse Change. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. Since the date of Borrower’s last fiscal year-end financial statement delivered to Lender, there has been no Material Adverse Change.

5.13    Property. Except for Permitted Encumbrances, Borrower owns and has good and marketable title to the Collateral, free and clear of all Security Interests, and has not executed any security documents or financing statements relating to the Collateral.

5.14    Litigation and Claims. Except as otherwise provided on Schedule 5.14, no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or, to Borrower’s Knowledge, threatened.

5.15    Taxes. Prior to the Effective Date, Borrower has delivered to Lender a true and accurate copy of Borrower’s federal income tax return for its tax year ended December 31, 2016. All tax returns and reports of Borrower that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided on the books and records of Borrower.

5.16    Lien Priority. Borrower has not entered into or granted any Security Interests, or consented to the filing or attachment of any Security Interests on or affecting any of the Collateral as of the Effective Date that directly or indirectly secures repayment of the Loans and the Notes.

5.17    Commercial Purposes. Borrower intends to use the Loan proceeds solely for business and commercial related purposes.

5.18    Information. All information heretofore or contemporaneously herewith furnished by Borrower to Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of Borrower to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be materially incomplete by omitting to state any material fact necessary to make such information not misleading. Borrower has disclosed to Lender in writing every fact known to it which materially and adversely affects, and would materially and adversely affect, the assets, business, operations or financial condition of Borrower or the ability of Borrower to perform its obligations under this Agreement and the other Loan Documents.

5.19    Survival of Representations and Warranties. Borrower agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as the Indebtedness is paid in full, or until this Agreement is terminated in the manner provided below, whichever is the last to occur.

SECTION 6.    LENDER’S REPRESENTATIONS AND WARRANTIES.

Lender represents and warrants to Borrower that, as of the Effective Date:

6.1    Organization. Lender is a limited liability company that is duly organized, validly existing and in good standing under the laws of the State of Delaware. Lender has the full power and authority to own its properties and to transact the businesses in which it is presently engaged or presently proposes to engage.

6.2    Authorization. The execution, delivery, and performance of this Agreement and all other Loan Documents by Lender, to the extent to be executed, delivered or performed by Lender, have been duly authorized by all necessary action by Lender; do not require the consent or approval of any other person or Official Body; and do not conflict with, result in a violation of, or constitute a default under any provision of Lender’s articles of organization, operating agreement, or any agreement or other instrument binding on Lender.

6.3    Legal Effect. This Agreement constitutes, and upon execution by Lender each other Loan Document to which Lender is a party when delivered will constitute, the legal, valid and binding obligation of Lender enforceable against Lender, in accordance with its terms, except as the foregoing may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, civil forfeiture, moratorium or similar laws, or by equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

SECTION 7.    BORROWER’S COVENANTS.

7.1    Covenants. Borrower covenants and agrees with Lender that, while this Agreement is in effect and until payment in full of the Indebtedness, unless otherwise consented to in writing by Lender:

(a)    Preservation of Existence, Franchise and Licenses. Borrower will maintain its corporate existence, rights, franchises, licenses and permits in full force and effect so long as maintaining such corporate existence, rights, franchises, licenses, and permits in full force and effect is necessary or advisable for the reasonable and prudent conduct of the Company’s business. Borrower will remain in good standing in its jurisdiction of incorporation and will qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain qualification would result in a Material Adverse Change.

(b)    Insurance. Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is reasonably satisfactory to Lender and as is customary in the case of corporations or other entities engaged in the same or similar business or having similar properties similarly situated, provided that Borrower shall insure the Collateral on a replacement cost basis. Risk of loss of, damage to or destruction of the Collateral is on Borrower. Each of Borrower’s policies of insurance shall contain lender loss payable/mortgagee clauses in favor of Lender, shall insure Lender regardless of the conduct or neglect of Borrower, and shall contain provision for written notification of Lender at least thirty (30) days prior to termination of such policy. If Borrower fails to effect and keep in full force and effect such insurance or fails to pay the premiums when due, Lender may (but shall not be obligated to) do so for the account of Borrower and add the cost thereof to the Obligations. Borrower assigns and sets over to Lender (as its interest may appear) all monies, up to the amount of any unpaid Indebtedness, which may become payable on account of such insurance and directs the insurers to pay Lender (as its interest may appear) any amount so due. Lender is irrevocably appointed attorney-in-fact of Borrower to endorse any draft or check which may be payable to Borrower in order to collect the proceeds of such insurance. Any money that Lender obtains on account of Borrower’s insurance shall be applied to the Indebtedness owed under the Loans. Any money that Lender receives in excess of the outstanding Indebtedness shall promptly be distributed to Borrower. Borrower shall furnish to Lender, on request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (i) the name of the insurer; (ii) the risks insured; (iii) the amount of the policy; (iv) the properties insured; (v) the then-current property values on the basis of which insurance has been obtained; and (vi) the expiration date of the policy.

(c)    Financial Accounting Practices. Borrower will make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and will maintain an adequate system of internal accounting controls.

(d)    Visitation. Borrower will permit such persons as Lender may designate from time to time to visit and inspect any of the properties of Borrower, to examine, and to make copies and extracts from, the books and records of Borrower and to discuss its affairs with its officers and employees and its independent accountants, at such reasonable times and as often as Lender may reasonably request.

(e)    Compliance with Laws. Borrower shall comply with all applicable Laws.

(f)    Pension Plans. Borrower shall make contributions to all of Borrower’s Plans in a timely manner and comply with all material requirements of ERISA which relate to such Plans.

(g)    Maintenance of Patents, Trademarks, etc. Borrower shall maintain in full force and effect all patents, trademarks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure to so maintain the same would substantially interfere with the normal operations of Borrower or could reasonably be expected to result in a Material Adverse Change.

(h)    Notifications. Borrower shall promptly inform Lender in writing of: (a) Borrower forming any Subsidiary; (b) any amendment of Borrower’s Articles of Incorporation or Bylaws; (c) the existence or threat of any material proceeding by or before any Official Body, including without limitation, (i) the Food and Drug Administration issuing an enforcement notice to Borrower and (ii) the Occupational Safety and Health Administration issuing a notice of violation to Borrower; (d) all legal actions filed against Borrower; (e) any Event of Default or Potential Default; (f) any Material Adverse Change.

(i)    Monthly Availability Reports. On or before the 20th day of each month, Borrower shall provide Seller with a Monthly Availability Report, which shall include the following:

(1)	A statement of Borrower’s calculation of the Borrowing Base;

(2)

A balance sheet of Borrower as of the first day of the month, a statement of cash flow of Borrower as of the first day of the month, and statements of income and surplus of Borrower as of the first day of the month and for that part of the fiscal year ending as of the first day of the month, all in reasonable detail;

(3)

Agings of accounts payable and accounts receivable as of the first day of the month, in form and detail as Lender may request, together with a report reconciling Borrower’s accounts payable, accounts receivable, Inventory, and Prepaid Inventory to Borrower’s general ledger and the preceding Monthly Availability Report; and

(4)

An updated listing of all Inventory and Prepaid Inventory of Borrower, including a report showing the value of such Inventory and Prepaid Inventory and a report reconciling Inventory and Prepaid Inventory to Borrower’s general ledger and the preceding Monthly Availability Report. Each listing of Prepaid Inventory shall state the date that Borrower acquired each item of Prepaid Inventory.

(j)    Annual Financial Reports. As soon as practicable, and in any event within one hundred and twenty (120) days after the close of each fiscal year of Borrower, Borrower will furnish to Lender statements of income, retained earnings and cash flow of Borrower for such fiscal year and a balance sheet of Borrower as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, with such statements and balance sheet to be reviewed by independent certified public accountants of recognized standing selected by Borrower.

(k)    Guaranty. If Borrower establishes any Subsidiaries, then Borrower shall cause any such Subsidiaries to execute an agreement guaranteeing the Loans in form and substance reasonably acceptable to Lender.

(l)    Other Agreements. Borrower shall materially comply with all terms and conditions of all other agreements, whether now or hereafter existing, between Borrower and any other party and notify Lender promptly in writing of any material default in connection with any other such agreements that, in Borrower’s reasonable judgment, could result in a loss or claim against Borrower in excess of $50,000.

(m)    Taxes, Charges and Liens. Borrower shall pay and discharge when due all of its indebtedness and other obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed on Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge on any of Borrower’s properties, income, or profits. Provided however, Borrower shall not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate proceedings, and (ii) Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with GAAP.

(n)    Further Information. Borrower will promptly furnish to Lender such other information, and in such form, as Lender may reasonably request from time to time.

(o)    Annual Tax Return Filing. Borrower will promptly furnish to Lender a copy of its U.S. Income Tax Return upon its annual filing.

(p)    Dissolution. Borrower shall not dissolve, and will not wind up or liquidate its business and affairs.

(q)    Sales and Reorganizations. Borrower shall not enter into any transaction involving the sale of all or substantially all of Borrower’s assets, or the reorganization, recapitalization, consolidation, conversion, or merger of Borrower.

(r)    Debt; Security Interests. Borrower shall first provide written notice to Lender before Borrower incurs or assumes any new obligation to pay money; provided, however, that Borrower shall not be required to provide Lender with prior written notice with respect to any accounts payable or other trade payables that Borrower incurs in the ordinary course of Borrower’s business, any operating or capital leases, or any promissory notes that, in aggregate, amount to less than $10,000. Borrower shall not grant any security interest in Borrower’s accounts receivable, Inventory, Prepaid Inventory or other Collateral except in favor of Lender.

SECTION 8.    RIGHT TO PARTICIPATE IN FUTURE EQUITY OFFERINGS

8.1    Subsequent Offerings; Right to Participate. Subject to applicable securities laws, Borrower hereby grants to Lender, for the period beginning on the Effective Date and ending on the fifth year anniversary of the Effective Date, a right of first refusal to purchase up to 20% of any shares of Borrower’s capital stock, or any options, rights, warrants or securities convertible into or exchangeable for, shares of Borrower’s capital stock (“Equity Securities”), which are proposed to be offered and sold by Borrower, on the same terms and conditions being offered to other investors, except at a price per Equity Security that is 80% of the price per Equity Security being offered to the other investors in such offering. Lender’s right of first refusal under this section may not be exercised at any time when Lender is in breach of this Agreement or any other Loan Document.

8.2    Exercise of Rights. If Borrower proposes to issue any Equity Securities that are subject to the right of first refusal set forth in Section 8.1 above, then Borrower shall give Lender written notice of its intention, describing the Equity Securities, the price, and the terms and conditions on which Borrower proposes to issue the Equity Securities. Lender shall have fifteen (15) days from the delivery of such notice to notify Borrower in writing of the amount of the Equity Securities that Lender intends to purchase on the terms and conditions specified in the notice and as authorized pursuant to Section 8.1 above. Lender may only exercise Lender’s right of first refusal with respect to those Equity Securities that are not purchased by Borrower’s shareholders pursuant to their rights under the Shareholder Rights Agreement. If Lender does not notify Borrower of its intention to purchase Equity Securities within that time, Borrower shall be under no obligation to sell any of such offered Equity Securities to Lender and may sell them as provided in Section 8.3 below.

8.3    Issuance of Shares to Other Persons. If Lender does not elect to purchase Equity Securities as provided in Sections 8.1 and 8.2, then Borrower may sell any such Equity Securities to third parties at the price and on the terms and conditions set forth in the notice to Lender or at a price and on terms and conditions more favorable to Borrower.

8.4    Excluded Shares. Without limitation, the right of first refusal established by this Section 8 shall have no application to any of the following Equity Securities:

(a)    Equity Securities representing, in the aggregate, not more than five percent (5%) of Borrower’s issued and outstanding capital stock on a fully-diluted basis, issued as bona fide compensation to employees, consultants, directors, or advisors to Borrower or any Subsidiary of Borrower, pursuant to any equity incentive plan that Borrower may adopt from time to time;

(b)    Equity Securities issued for consideration other than cash pursuant to a bona fide arms’-length merger, consolidation, acquisition or similar business combination approved by Borrower’s board of directors;

(c)    Equity Securities issued (i) in connection with the conversion, recapitalization or reorganization of outstanding Equity Securities or (ii) as a pro rata distribution or dividend in respect of outstanding Equity Securities in connection with a stock split or similar event;

(d)    Equity Securities issued (i) pursuant to any bona fide, arms-length equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution or (ii) in connection with strategic transactions involving Borrower and other entities, such as joint ventures, marketing or distribution arrangements; provided that with respect to any issuance of Equity Securities described in (i) and (ii), (A) Borrower’s board of directors has approved the issuance of such Equity Securities and (B) the Equity Securities to be issued in such case represent 10% or more of Borrower’ issued and outstanding capital stock on a fully diluted basis; and

(e)    Equity Securities that are issued by Borrower pursuant to a registration statement filed under the Securities Act in connection with an initial public offering.

8.5    Survival. Lender’s rights under Section 8.1 shall survive termination of this Agreement for the time period specified in Section 8.1, unless the termination is the result of Lender’s material default or material breach of this Agreement, in which case Lender’s rights under Section 8.1 shall immediately terminate.

SECTION 9.    EVENTS OF DEFAULT.

An “Event of Default” means the occurrence or existence of one or more of the following events or conditions:

9.1    Borrower shall fail to pay any Obligation, including without limitation, any principal or interest on any Loan, any other amount payable pursuant to this Agreement or any of the other Loan Documents, within ten days of when due.

9.2    Any representation or warranty made by Borrower under this Agreement, the other Loan Documents or any statement made by Borrower in any financial statement, certificate, report, exhibit or document furnished by Borrower to Lender pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time when made.

9.3    Lender’s Security Interest in the Collateral under the Security Agreement or any of the other Loan Documents is or shall become unperfected, unless the Security Interest is or becomes unperfected due to the act or omission of Lender, or an Encumbrance other than a Permitted Encumbrance shall affect the Collateral.

9.4    Borrower shall be in default in the performance or observance of any Obligation under this Agreement, or any of the other Loan Documents or any of the other agreements, instruments, documents or undertakings arising under or in connection with any of Loans, other than those referred to in Section 9.1, if such default shall continue for longer than twenty (20) days after receipt of notice from Lender of the default with reasonable particularity; provided that, if the default is of such a nature that it cannot be completely remedied within the twenty (20) day period, this provision shall be complied with and no Event of Default under this Agreement shall exist if Borrower begins correction of the default within the twenty (20) day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

9.5    Borrower fails to cause the outstanding principal amount of the Primary Loans to cease to exceed the Borrowing Base within 45 days of Borrower’s delivery of a Monthly Availability Report that calculates a Borrowing Base that is less than the sum of all Primary Loans under Section 3.1(c).

9.6    Lender does not consent in writing to this Agreement continuing in effect within thirty (30) days after Laird Hamilton’s death.

9.7    Borrower shall (i) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation for borrowed money in excess of Fifty Thousand Dollars ($50,000) beyond any period of grace with respect thereto or, if such obligation or obligations is or are payable or repayable on demand, shall fail to pay or repay such obligation or obligations when demanded or (ii) default in the observance of any covenant, term or condition contained in any agreement or instrument by which such obligation or obligations is or are created, secured or evidenced if the effect of such default is to cause, or to permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity.

9.8    (a) A judgment for the payment of money in excess of Fifty Thousand Dollars ($50,000) is entered, and remains open and not stayed for a period in excess of thirty (30) days; or (b) a writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been entered or issued against

Borrower or any of Borrower’s properties other than accounts receivable, Inventory, Prepaid Inventory or proceeds thereof and shall remain pending and not stayed for a period in excess of thirty (30) days; or (c) a writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been entered or issued against Borrower’s accounts receivable, Inventory, Prepaid Inventory or proceeds thereof.

9.9    The indictment or threatened indictment of Borrower under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or are in excess of Fifty Thousand Dollars ($50,000).

9.10    A Material Adverse Change shall have occurred, in which event, (i) Borrower shall have sixty (60) days to make payment in full of all Obligations before Lender may exercise any of its rights under Section 10(a) or (c) of this Agreement or under Section 7 of the Security Agreement, and (ii) Borrower shall pay all proceeds of the Collateral, in excess of the ordinary course expenses of the Company, to Lender, which payments shall be applied by Lender as provided in Section 3.6.

9.11    Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business, shall make a general assignment for the benefit of creditors, shall dissolve, wind-up or liquidate itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing; or

9.12    A proceeding shall: (a) be instituted by Borrower: seeking to have an order for relief entered or seeking a declaration or entailing a finding that Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief or with respect to Borrower’s assets or debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities of any other similar law now or in the future in effect; or seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for Borrower or for all or any substantial part of Borrower’s property; or (b) have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of Borrower for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding.

SECTION 10.    EFFECT OF AN EVENT OF DEFAULT.

10.1    Default by Borrower.

(a)    If an Event of Default specified in Sections 9.1 through 9.10 of this Agreement occurs and continues or exists, Lender will be under no further obligation to make Loans and may demand all amounts owing by Borrower under this Agreement and the other Loan Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately. If an Event of Default specified in Sections 9.11 or 9.12 of this Agreement occurs and continues or exists, Lender will be under no further obligation to make Loans and all amounts owing by Borrower under this Agreement, any of the other Loan Documents and any other agreement, instrument, document or undertaking arising under or in connection with any of the Indebtedness, shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

(b)    If an Event of Default occurs or exists, Lender may, in its sole discretion, reduce the Borrowing Base by adjusting the advance rates or by creating such reserves as Lender shall, in its sole discretion, deem appropriate.

(c)    If an Event of Default occurs and continues or exists, Lender may exercise each and every right and remedy granted to Lender under the Loan Documents, the UCC and any other applicable Law and at equity. All such rights and remedies are cumulative and not exclusive of any rights or remedies which Lender would otherwise have.

SECTION 11.    TERMINATION

11.1    Termination of Credit Facility. The Loans made available to Borrower under this Agreement shall be terminable on the Maturity Date, or upon the occurrence of an Event of Default under this Agreement.

11.2    Effect of Termination. In the event that this Agreement or the Loans are terminated for any reason, the outstanding balance of the Loans, together with any accrued and unpaid interest thereon, any fee payable pursuant to this Agreement, and any other sums then due pursuant to the terms of this Agreement, the other Loan Documents or any other agreement, instrument, or document or undertaking arising under or in connection with the Indebtedness, shall be due and payable immediately. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of Borrower will continue in full force and effect from and after the date of this Agreement until irrevocable payment and performance in full of all Obligations of Borrower and payment of the Indebtedness. All obligations of Borrower to indemnify Lender expressly provided for in any one or more of the Loan Documents will survive the payment in full of all Obligations of Borrower under this Agreement and the other Loan Documents.

SECTION 12. MISCELLANEOUS PROVISIONS.

12.1    Time of Essence. Time is of the essence with respect to all dates and time periods in this Agreement.

12.2    No Assignment. Neither party may assign or delegate any of the party’s rights or obligations under this Agreement to any person without the prior written consent of the other party, which the other party may withhold in the other party’s sole discretion; provided, however, Lender may assign its rights and obligations under this Agreement and the other Loan Documents without the consent of Borrower to any of the following people, provided that Lender shall agree to perform Lender’s obligations hereunder in the event such assignee fails to perform such obligations: (A) to one or more of the owners of Lender, (B) to an entity that controls, is controlled by or is under common control with Lender, or (C) to a trust or other entity established by one or more of the owners of Lender for the benefit of such owner’s spouse and/or one or more of such owner’s descendants.

12.3    Authority. The signatories to this Agreement warrant that they have the authority to execute this Agreement on behalf of the party for whom they are signing, and to bind such party to the terms of this Agreement.

12.4    Binding Effect. This Agreement will be binding on the parties and their respective heirs, personal representatives, successors, and permitted assigns, and will inure to their benefit.

12.5    Amendment. This Agreement may be amended only by a written document signed by the party against whom enforcement is sought.

12.6    Notices. All notices or other communications required or permitted by this Agreement:

(a)    must be in writing;

(b)    must be delivered to the parties at the addresses set forth below, or any other address that a party may designate by notice to the other parties; and

(c)    are considered delivered:

(1)	on actual receipt if delivered personally, by e-mail, or by a nationally recognized overnight delivery service; or

(2)	at the end of the third business day after the date of deposit in the United States mail, postage pre-paid, certified, return receipt requested.

To Lender:	To Borrower:

East Asset Management, LLC	Laird Superfood, Inc.
7777 NW Beacon Square Blvd.	P.O. Box 2270
Boca Raton, FL 33487	Sisters, OR 97759
agusky@emslp.com	paul@lairdsuperfood.com
Attn: Adam Gusky	Attn: Paul Hodge

With a copy to:	With a copy to:
David J. Lowe	Jon J. Napier
Sherrard, German & Kelly, P.C.	Karnopp Petersen LLP
535 Smithfield Street, Suite 300	360 SW Bond Street, Suite 400
Pittsburgh, PA 15222	Bend, OR 97702
djl@sgkpc.com	jjn@karnopp.com

12.7    Severability. If a provision of this Agreement is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Agreement will not be impaired.

12.8    Confidentiality. Lender shall treat all non-public information concerning Borrower that is provided to Lender by Borrower or otherwise accessed by Lender, including without limitation the copy of Borrower’s 2016 income tax return, all information provided to Lender in each Monthly Availability Report, and all information concerning Borrower accessed under the Security Agreement, as strictly confidential. Lender shall not disclose such information to any person without Borrower’s specific prior written authorization and shall not use such information except in connection with this Agreement and the Loans. Notwithstanding the foregoing, Lender may disclose information concerning Borrower (i) pursuant to what Lender reasonably and in good faith believes to be the lawful requirements or request of any Official

Body, (ii) as required by any applicable Law, and (iii) to its attorneys, accountants and auditors. To the extent that Lender discloses any information pursuant to items (i) or (ii) above, Lender shall endeavor to provide to the extent permitted by law prompt notice of such disclosure to Borrower.

12.9    Further Assurances. The parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.

12.10    Remedies. The parties will have all remedies available to them at law or in equity. All available remedies set forth herein and in the other Loan Documents are cumulative and may be exercised singularly or concurrently.

12.11    Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against any party. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part of it.

12.12    Governing Law. This Agreement is governed by, and construed and enforced in accordance with the laws of the State of Oregon, the state in which this Agreement shall be deemed to have been executed and delivered without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement.

12.13    CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL WAIVER.

(A)    EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SECTION 12.13, EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE COURTS LOCATED IN PALM BEACH COUNTY, FLORIDA OR THE FEDERAL COURTS IN THE SOUTHERN DISTRICT OF FLORIDA. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS AGREEMENT ANY OBJECTIONS THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(B)    OTHER JURISDICTIONS. BORROWER AGREES THAT LENDER SHALL HAVE THE RIGHT TO PROCEED IN A COURT IN ANY LOCATION TO ENABLE LENDER TO (1) OBTAIN PERSONAL JURISDICTION OVER BORROWER OR ANY PROPERTY OF BORROWER, INCLUDING ANY PROPERTY WHICH IS SECURITY FOR THE OBLIGATIONS TO LENDER OR (2) TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN THE WHICH LENDER HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

(C)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR

INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

(D)    ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS AND WARRANTS TO THE OTHER PARTY HERETO THAT IT HAS DISCUSSED, OR HAS HAD AN OPPORTUNITY TO DISCUSS, THIS AGREEMENT, AND SPECIFICALLY THE PROVISIONS OF THIS SECTION 12.13, WITH COUNSEL OF ITS OWN CHOOSING.

12.14    Attorney’s Fees. If any arbitration, action, suit, or proceeding is instituted to interpret, enforce, or rescind this Agreement, or otherwise in connection with the subject matter of this Agreement, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney’s fees and other fees, costs, and expenses of every kind, incurred in connection with the arbitration, action, suit, or proceeding, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

12.15    Entire Agreement. This Agreement and the other Loan Documents contain the entire understanding of the parties regarding their subject matter and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to their subject matter.

12.16    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one instrument. Copies of signature by facsimile, electronic scan, or otherwise shall be treated as original signatures.

12.17    Expenses. Borrower shall bear its expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein. Borrower shall reimburse Lender for fees and expenses incurred by Lender in the negotiation and preparation of this Agreement and the other Loan Documents, up to a maximum reimbursable amount of $15,000.

12.18    Attorneys. The parties understand that the law firm of Karnopp Petersen LLP has served as legal counsel to Borrower in the negotiation of the terms of this Agreement, and does not represent Lender in connection with this Agreement. Lender acknowledges that Lender has consulted with Lender’s own legal counsel or has knowingly waived Lender’s right to do so.

[signature page follows]

Dated effective as of the Effective Date.

Borrower:		Lender:

LAIRD SUPERFOOD, INC., an Oregon corporation		EAST ASSET MANAGEMENT, LLC, a Delaware limited liability company

By:	/s/ Paul Hodge	By:	/s/ Adam Gusky
	Paul Hodge, President	Name:	Adam Gusky
		Title:	Treasurer

APPENDIX A

Definitions

The following words shall have the following meanings when used in this Agreement. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. All references to dollar amounts shall mean amounts in lawful money of the United States of America.

“Agreement” means this Loan Agreement, as this Loan Agreement may be amended or modified from time to time, together with all appendices, exhibits and schedules attached to this Loan Agreement from time to time.

“Borrower” means Laird Superfood, Inc., an Oregon corporation.

“Borrower’s Premises” means any premises, including without limitation any warehouse, processing facility, or other site in the United States of America, that is owned, leased, or otherwise used by Borrower in conducting its business.

“Borrower’s Knowledge” means the actual knowledge of Paul Hodge, Laird Hamilton, or Thomas Wetherald and the knowledge each such person could reasonably be expected to obtain in the ordinary course of such individual’s duties and responsibilities for the Company.

“Collateral” shall have the meaning given that term as set forth in the Security Agreement. “Encumbrance” means any lien, mortgage, pledge, security interest, or other encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974 as in effect as of the date of this Agreement and as amended from time to time in the future.

“Event of Default” means and includes without limitation any of the Events of Default set forth above in Section 8.

“GAAP” means generally accepted accounting principles (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which Borrower’s independent certified public accountants concur).

“Indebtedness” means and includes all Loans, together with all other Obligations, or any one or more of them.

“Inventory” means and includes Borrower’s Goods that are held for sale, or consist of raw materials, work in process, or materials used or consumed in Borrower’s business, as identified under the inventory line of Borrower’s balance sheet, and that are current assets of Borrower.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Loan Document” or “Loan Documents” mean individually or together, as the context may require, this Agreement, the Security Agreement, the Notes, UCC-1 financing statements filed in accordance with this Agreement and the other Loan Documents, and any and all guaranty agreements, support agreements,

LOAN AGREEMENT – APPENDIX A

collateral assignments and other documents, instruments, certificates, assignments, and agreements now or hereafter executed and delivered in connection with this Agreement or the Indebtedness, as any of them may be amended, modified, extended or supplemented from time to time.

“Material Adverse Change” shall mean a material adverse change in (a) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower; (b) the ability of Borrower to perform any of its payment or other obligations under this Agreement or any of the other Loan Documents to which it is a party; (c) the legality, validity or enforceability of the obligations of Borrower under this Agreement or any of the other Loan Documents to which it is a party; or (d) the ability of Lender to exercise its rights and remedies with respect to, or otherwise realize upon, any of the Collateral or any other security for the obligations set forth in this Agreement or any other Loan Document, unless the material adverse change in Lender’s ability to exercise its rights and remedies arises from or is caused by Lender’s act or omission.

“Notes” means, collectively, the Promissory Note in the principal amount of up to $3,000,000.00, dated of even date herewith, made by Borrower in favor of Lender; the Promissory Note in the principal amount of up to $200,000.00, dated of even date herewith, made by Borrower in favor of Lender; and any substitute, replacement or refinancing note or notes therefor.

“Obligation” or “Obligations” means and refers to any present and future obligation of any kind owed (or all such obligations) by Borrower to Lender, including but not limited to all of Borrower’s obligations arising out of any of the Loan Documents.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal grand jury or arbitrator, in each case whether foreign or domestic.

“Permitted Encumbrances” means:

(a)	Encumbrances in favor of Lender;

(b)	Encumbrances arising by operation of law for taxes, assessments, or government charges not yet due;

(c)	statutory Encumbrances for services or materials arising in the ordinary course of Borrower’s business for which payment is not yet due; and

(d)	nonconsensual Encumbrances incurred or deposits made in the ordinary course of Borrower’s business for workers’ compensation and unemployment insurance and other types of social security.

“Plan” means any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees of Borrower, any Subsidiary or any controlled group of trades or businesses under common control as defined respectively in Section 1563 and 414(c) of the Internal Revenue Code of 1986, as amended, of which Borrower or any Subsidiary is or becomes a part.

“Potential Default” means any event or condition which, with notice or the passage of time, or both, would constitute an Event of Default.

LOAN AGREEMENT – APPENDIX A

“Prepaid Inventory” means and includes Goods, as identified under the prepaid inventory line of Borrower’s balance sheet, that Borrower acquires outside of the borders of the United States of America and that have not yet arrived at or been delivered to Borrower’s Premises. Any Good that is considered Prepaid Inventory shall cease to be Prepaid Inventory and shall constitute Inventory when it reaches Borrower’s Premises.

“Qualified Accounts” means an account receivable, net of any prepayments, progress payments, deposits and retention, owing to Borrower which meets the following specifications at the time it came into existence and continues to meet such specifications until it is collected in full:

(i)    The account is not more than ninety (90) days from the date of the invoice on net thirty (30) days or similar commercially reasonable terms;

(ii)    The account arose from the performance of services or an outright sale of goods by Borrower in the ordinary course of Borrower’s business and such goods have been shipped, or services provided, to the account debtor and Borrower has possession of, or has delivered to Lender, in the case of goods, shipping and delivery receipts evidencing such shipment and, in the case of services, receipts or other evidence satisfactory to Lender that such services have been provided;

(iii)    The account is not subject to any assignment, claim, lien, or security interest other than the Security Interest in favor of Lender, nor any attachment, levy, garnishment or other judicial process;

(iv)    The account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discounts allowed for prompt payment, and the account debtor has not complained as to his liability on the account and has not returned, or retained the right to return, any of the goods from the sale of which the account arose;

(v)    The account does not arise from a sale of goods that are delivered or to be delivered outside the United States of America or from a sale of goods to an account debtor domiciled outside of the United States of America unless Borrower has arranged and delivered to Lender letter of credit facilities satisfactory to Lender in its reasonable discretion;

(vi)    The account did not arise from the performance of services or a sale of goods to a supplier, an employee or an Affiliate of Borrower;

(vii)    The account does not arise out of contracts with the United States or any State or political subdivision thereof, any department, agency, or instrumentality of the United States, any State or any political subdivision, unless Borrower has executed any instruments and taken any steps required by Lender in order that all monies due and to become due under such contracts shall be assigned to Lender and notice thereof given to the government to the extent required under the Federal Assignment of Claims Act or under any similar state or local law;

(viii)    The account does not arise with respect to an account debtor located in any state in which Borrower is required to make one or more filings in order for its claims against account debtors to be enforceable in the courts of such states (including, without limitation, New Jersey and Minnesota);

(ix)    The account does not constitute a finance charge or lease receivable;

LOAN AGREEMENT – APPENDIX A

(x)     No notice of bankruptcy, insolvency, or material adverse change of the account debtor has been received by or is known to Borrower;

(xi)    The account does not relate to or arise from a service or maintenance contract for future services or an obligation to supply goods or materials which has a term for performance of more than thirty (30) days; and

(xii)    Lender has not notified Borrower that Lender has determined that in its sole discretion the account or account debtor is unsatisfactory.

“Security Agreement” means the Security Agreement between Borrower and Lender dated of even date herewith.

“Security Interest” means and includes without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor’s lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Subsidiary” means (i) any corporation, limited liability company, limited partnership or other entity (each, an “Entity”) of which Borrower owns, directly or indirectly through one or more Subsidiaries, either (a) 50% or more of the shares in its capital or other interest which entitle it to vote in the election of directors or comparable persons or Entities performing similar functions or (b) a 50% interest in the profits or capital of such Entity, or (ii) any other Entity whose net earnings, or any portion thereof, are consolidated with the net earnings of Borrower and are recorded on the books of Borrower for financial reporting purposes, and includes any entity in like relation to a Subsidiary.

“UCC” means the Uniform Commercial Code as enacted in the State of Oregon or any other jurisdiction which controls the perfection of a security interest in any of the Collateral in favor of Lender, in effect on the Effective Date and as amended from time to time.

LOAN AGREEMENT – APPENDIX A